EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 10-K of Venture Financial Group, Inc. for the year ended December 31, 2005 and to the incorporation by reference of the previously filed registration statement number 333-84748 of First Community Financial Group, Inc, on Form S-8 of our report dated February 22, 2005, with respect to the consolidated statements of financial condition of Venture Financial Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 2005 and 2004.

/s/ Moss Adams LLP Everett, Washington March 22, 2006